UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 4, 2021 (December 31, 2020)

CORTLAND BANCORP INC
(Exact name of registrant as specified in its charter)

Ohio	001-38827	34-1451118

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

194 West Main Street, Cortland, Ohio 44410
__________________________________________________
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (330) 637-8040
________________________________________________________

Not Applicable
_________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, No Par Value	CLDB	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e) Compensatory Arrangements of Certain Officers

Payment pursuant to short-term cash incentive plan. On September 15, 2020 the Board of Directors adopted an amended short-term cash incentive plan for executives. The Cortland Savings and Banking Company Amended Annual Incentive Plan for Executive Officers (the “Plan”) is a short-term cash incentive plan that rewards employees with additional cash compensation (the “Target Incentive”) if specified annual objectives are achieved, which can include bank-wide performance objectives, business unit goals, and individual performance goals. Up to 50% of the Target Incentive will be based on specific financial performance criteria established by the Committee on an annual basis (the “Specific Financial Performance Criteria”), and up to 50% of the Target Incentive will be based on the Committee's subjective evaluation of the participant’s performance in managing earnings, capital, liquidity, interest rate sensitivity and increased risks presented by economic and other factors. The Specific Financial Performance Criteria in effect for 2020 are loan and deposit growth, net income, return on assets, net interest margin, efficiency ratio, and asset quality. If targeted performance is achieved or exceeded in 2020, a participating officer will receive a cash bonus ranging from 25% to 40% of base salary, depending on the level of goal achievement. Assuming targeted goals for 2020 are achieved, cash distributions under the plan would occur, at the Compensation Committee’s discretion, during the fourth quarter of 2020 or within two and a half months following the end of the Plan Year (i.e., March 15, 2021). CEO James M. Gasior, COO Timothy Carney, Senior Vice President and Chief Lending Officer Stanley P. Feret, and Senior Vice President and Chief Financial Officer David J. Lucido are participants in the Plan. The Plan may be terminated by the Board of Directors at any time. This summary of the plan is qualified in its entirety by reference to the exhibit attached to the Form 8-K dated September 18, 2020.

The Compensation Committee (the “Committee”) met on December 15, 2020 to determine the extent of a discretionary award and the timing of such payout. Given the unprecedented and unforeseeable impact of the COVID-19 pandemic on the general economy and on the banking industry during fiscal year 2020, the Committee determined it was desirable to award discretionary incentive compensation to executives under the Plan. The discretionary incentive recognizes the achievements of the leadership team in managing business continuity throughout the course of the Pandemic, attending to the protection and physical well-being of employees and customers, and ensuring that businesses and individual borrowers were afforded the intended financial relief and benefits of the CARES ACT and associated regulatory guidance. Cash awards of $40,177 for COO Timothy Carney, $16,445 for CFO David J. Lucido and $15,595 for CLO Stanley P. Feret, were approved by the Committee for payment on December 31, 2020. On the same December 15, 2020 meeting date, the Company’s Board of Directors acting on a recommendation from the Compensation Committee, approved a $42,620 cash award to President and CEO James M Gasior, also for payment on December 31, 2020. It is anticipated that an award based on specific financial performance criteria will be considered for payout within two and a half months of the December 31, 2020 year end.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cortland Bancorp

Date: January 4, 2021	By:	/s/ James M. Gasior

James M. Gasior

	Its:	President & Chief Executive Officer